EXHIBIT 24.1

Power of Attorney

On behalf of the Yongtai County People’s Government, I, the undersigned, do hereby confer full power of attorney on Dequan Wu as true and lawful attorney-in-fact for me and in my name, place and stead, and on my behalf, and for my use and benefit, to negotiate and enter into a definitive agreement with China Yida Holding, Co. regarding the development of the tourist destination in Yongtai Beixi.

Authorized by:	Yongtai County People’s Government

By:	/s/ Qiang Lin Name: Qiang Lin Title: Vice County Deputy

Date of Authorization:	November 24, 2008